MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2007

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Gold Corporation (formerly Minco Mining and Metals Corporation) have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Gold Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	September 30, 2007	December 31, 2006

ASSETS

Current assets
Cash and cash equivalents	$1,282,155	$188,749
Short-term investments (Note 2)	5,156,525	10,982,726
Receivables (Note 7(b))	482,510	279,130
Due from Minco Silver Corporation (Note 7(c))	1,259,219	806,293
Prepaid expenses and deposits	127,833	185,074

	8,308,242	12,441,972
Long-term rental deposit	51,277	51,277

Mineral interests (Notes 3 and 8(b))	358,500	358,500

Plant, property and equipment (Note 4)	527,728	334,087

Equity investment in Minco Silver (Note 5)	4,533,272	6,398,692

Total assets	$13,779,019	$19,584,528

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$457,674	$501,128

Total liabilities	457,674	501,128
Commitments and contingencies (Note 8)

SHAREHOLDERS' EQUITY

Share capital (Note 6(a))	33,979,461	33,809,903

Contributed surplus (Note 6(c))	2,986,593	1,649,343

Deficit accumulated during the exploration stage	(23,644,709)	(16,375,846)

Total shareholders’ equity	13,321,345	19,083,400

Total liabilities and shareholders’ equity	$13,779,019	$19,584,528
See accompanying notes to consolidated financial statements

On behalf of the Board	“James Carter"	"Ken Cai"
James Carter		Ken Cai
Director Director

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Exploration costs, net of recoveries (Notes 3 & 7)	$434,538	$1,440,497	$1,460,918	$2,043,051

Administrative expenses (Note 7)
Accounting and audit	32,497	20,000	77,603	180,409
Amortization	15,664	12,437	42,645	36,882
Consulting	13,478	60,039	61,223	125,493
Directors’ fees	14,000	24,500	49,500	63,500
Foreign exchange loss (gain)	759,463	(74,602)	894,273	(38,726)
Investor relations	164,111	337,496	512,514	721,375
Legal	18,225	28,963	31,876	69,280
Regulatory and filing	16,236	22,553	70,741	106,577
Meals and entertainment	13,836	15,965	35,604	46,499
Office and miscellaneous	50,850	52,336	127,208	144,153
Property investigation	66,942	49,563	144,692	178,153
Rent	51,372	67,898	152,763	200,805
Salaries and benefits	132,326	133,452	435,238	356,678
Stock-based compensation (Note 6(d))	688,000	791,000	1,401,000	1,251,000
Telephone	(6,243)	8,900	11,007	25,061
Travel and transportation	26,960	34,690	83,868	85,817
	$2,057,717	$1,585,190	$4,131,755	$3,552,956
Operating loss	(2,492,255)	(3,025,687)	(5,592,673)	(5,596,007)

Other income (loss)
Equity loss of investment in Minco Silver (Note 5)	(475,479)	-	(1,865,420)	-
Write down of short-term investments	4,753	192,733	(63,215)	34,290
Interest and sundry income	82,349	179,545	252,445	500,430

Loss for the year before non-controlling interest	(2,880,632)	(2,653,409)	(7,268,863)	(5,061,287)
Non-controlling interest	-	483,272	-	965,128

Loss for the period	(2,880,632)	(2,170,137)	(7,268,863)	(4,096,159)
Deficit, beginning of period	(20,764,077)	(16,712,544)	(16,375,846)	(14,786,522)

Deficit, end of period	$(23,644,709)	$(18,882,681)	$(23,644,709)	$(18,882,681)
Loss per share - basic and diluted	(0.07)	(0.05)	(0.17)	(0.10)
Weighted average number of common shares outstanding– basic and diluted	42,596,869	40,561,781	42,529,449	40,597,059

The results of Minco Silver Corporation were consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis see Note 5).

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006

Cash flows from (used in) operating activities
Net loss for the period	$(2,880,632)	$(2,170,137)	$(7,268,863)	$(4,096,159)
Adjustment for items not involving cash:
- amortization of equipment	15,664	12,437	42,645	36,882
- equity loss on investment in Minco Silver	475,479	-	1,865,420	-
- stock-based compensation (Note 6(d))	688,000	791,000	1,401,000	1,251,000
- non-controlling interest in loss	-	(483,272)	-	(965,128)
- write down of short-term investments	(4,753)	(192,733)	63,215	(34,290)
Change in non-cash working capital items:
- decrease (increase) in receivables	72,817	(108,750)	(203,380)	(17,483)
- decrease (increase) in prepaid expenses and deposits	(3,884)	120,189	57,241	(72,132)
- increase (decrease) in accounts payable and accrued liabilities	(27,382)	433,638	(43,454)	285,836
	(1,664,691)	(1,597,628)	(4,086,176)	(3,611,474)
Cash flows from financing activities
Proceeds from issuance of shares in Minco Gold	8,916	167,500	105,808	4,426,258
Proceeds from issuance of shares in Minco Silver	-	-	-	87,375
	8,916	167,500	105,808	4,513,633
Cash flows from (used in) investing activities
Acquisition of equipment	(131,335)	(70,147)	(236,286)	(140,021)
Acquisition of mineral interests	-	(353,000)	-	(353,000)
Acquisition of exploration permits	-	(436,000)	-	(436,000)
Decrease in short-term investments	1,071,146	(1,893,344)	5,762,986	72,774
Decrease (increase) in due from Minco Silver Corporation	2,129	-	(452,926)	-
	941,940	(2,752,491)	5,073,774	(856,247)

Increase (decrease) in cash and cash equivalents	(713,835)	(4,182,619)	1,093,406	45,912

Cash and cash equivalents, beginning of period	1,995,990	5,049,695	188,749	821,164

Cash and cash equivalents, end of period	$1,282,155	$867,076	$1,282,155	$867,076

Supplemental disclosure of cash flows information
Interest paid	-	-	-	-
Income taxes paid	-	-	-	-

The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 5).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

1.

Nature of Operations

The Company’s interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”), its China subsidiaries: Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), its right to earn a 70% interest in the joint venture company Henan Zhongjia Minco Mining Co., Ltd. (“Zhongjia Minco”), and its right to earn up to a 51% interest in the joint venture company Guangzhou Mingzhong Mining Co., Ltd. (“Mingzhong”).

With the exception of the minority interests in Minco Silver Corporation (“Minco Silver”), the Company has not recorded minority interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at September 30, 2007, the joint ventures are still in the exploration stage and have not generated any revenue.

As of September 30, 2007, the Company beneficially owns 14,000,000 shares of Minco Silver, which represents 45% of Minco Silver’s share capital.

All inter-company accounts and transactions have been eliminated.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2006 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2006. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2007.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

2.

Short-term Investments

As at September 30, 2007, short-term investments consisted of cashable guaranteed investment certificates, bankers’ acceptances, commercial paper, and 420,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 7(d)). The market value of the shares was $142,800 as of September 30, 2007.

At September 30, 2007, the yields on the short-term investments were between 4.3% and 4.98% per year (December 31, 2006 – 1.08% to 4.35%).

As at December 31, 2006, short-term investments consisted of: short term fixed deposits, cashable guaranteed investment certificates, two provincial bonds, and a Canadian government bond, a Canadian government treasury bill, and 420,000 New Cantech common shares. The market value of the shares was $277,000 on December 31, 2006.

3.

Mineral Interests

(a)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration permits and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2006	Costs Incurred January 1 to September 30, 2007	Cumulative Costs Incurred to September 30, 2007
Currently active properties:
Gansu
- White Silver Mountain	$1,489,651	9,432	$1,499,083
- Yangshan (Anba)	477,481	7,903	485,384
- Minco-Qinqi (formerly West Extension of Yangshan)	441,584	10,630	452,214
- Longnan	497,384	641,275	1,138,659
Inner Mongolia
- Gobi Gold	1,498,691	48,193	1,546,884
- BYC	835,437	26,787	862,224
Guangdong
- Changkeng	526,718	57,620	584,338
Hunan
- Gold Bull Mountain	1,402,734	589,030	1,991,764
Henan
- Xiaoshan	-	70,048	70,048
Total	7,169,680	1,460,918	8,630,598

Exploration cost recoveries	(956,903)	-	(956,903)
Expensed exploration permits	(852,000)	-	(852,000)
Expensed exploration costs	(5,002,277)	(1,460,918)	(6,463,195)
Capitalized mining permit costs	$358,500	-	$358,500

The Company ceased being the majority shareholder of Minco Silver Corporation on November 17, 2006, and no longer consolidates its property costs after that date. Prior to November 17, 2006, Minco Silver had incurred, and the Company had consolidated $3,034,498 in exploration and permit costs on the Fuwan property.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

4.

Plant, Property and Equipment

	September 30, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$228,227	$136,095	$92,132
Leasehold improvements	63,980	36,865	27,115
Mining equipment	307,837	202,087	105,750
Motor vehicles	368,874	102,403	266,471
Office equipment and furniture	135,642	99,382	36,260
	$1,104,560	$576,832	$527,728

	December 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$217,900	$115,681	$102,219
Leasehold improvements	43,726	33,042	10,684
Mining equipment	269,585	192,251	77,334
Motor vehicles	202,954	88,345	114,609
Office equipment and furniture	123,427	94,186	29,241
	$857,592	$523,505	$334,087

Summary of amortization of plant, property and equipment is as follows:

Three Months Ended September 30		Nine Months Ended September 30
2007	2006	2007	2006
$ 15,664	$ 12,437	$ 42,645	$ 36,882

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

5.

Investment in Minco Silver Corporation

As at September 30, 2007 and December 31, 2006, the Company owns 14,000,000 common shares of Minco Silver that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005 with the trading symbol “MSV”. Minco Silver issued and converted 10,276,000 special warrants to common shares. Minco Silver also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. The Company did not participate in the public offerings and as a result its ownership interest decreased from approximately 100% to 56% in 2005.

On November 17, 2006, Minco Silver completed a public offering, by way of a short form prospectus, of 5,000,000 units at a price of $3.00 per common share for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. On December 1, 2006, Minco Silver completed an additional issuance of 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants at a price of $0.40 per warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option by the underwriters. Each warrant is exercisable at $3.45 per share until May 17, 2008.

The Company did not participate in the public offering and as a result its ownership interest decreased from approximately 55.6% to 45.5% on November 16, 2006 and reduced further to 45% as at September 30, 2007. Prior to November 17, 2006, the Company consolidated the accounts of Minco Silver. Effective November 17, 2006, the Company commenced accounting for its investment in Minco Silver on an equity basis and as a result the following assets and liabilities were deconsolidated at that date: current assets $5,786,000; Property and equipment $80,000; current liabilities $1,175,000 and non-controlling interest $2,985,000.

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

	September 30, 2007	December 31, 2006
Investment in Minco Silver Corporation on an equity basis	$ 4,533,272	$ 6,398,692

Market value of Minco Silver shares	$26,460,000	$39,200,000

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

5.

Investment in Minco Silver Corporation (continued)

As of September 30, 2007, Minco Silver had current assets of $17,630,000, property and equipment of $158,000, current liabilities of $1,601,000 and shareholders equity of $16,188,000. During the nine–month period ended September 30, 2007, Minco Silver incurred exploration costs of $2,506,000, administration costs of $2,221,000 and a loss of $4,145,000, resulting in an equity loss of $1,865,000 for the Company.

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2005	38,633,992	$ 28,187,245
Stock options exercised ranging from $0.20 to $1.80 per share, including $658,700 contributed surplus attributed to stock-based compensation recognized	1,535,799	1,438,330
Broker options exercised at $1.40 per share, including $111,000 allocated to contributed surplus in a private placement in 2004	250,000	461,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	2,445,428	3,723,328
Balance, December 31, 2006	42,865,219	33,809,903
Stock options exercised ranging from $0.55 to $1.35 per share, including $63,750 contributed surplus attributed to stock-based compensation recognized	111,166	169,558
Balance, September 30, 2007	42,976,385	$ 33,979,461

On July 22, 2005, the Company completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. The Company applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of the Company’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date the Company provides written notice to the holder of the warrants of such early expiry. The warrants expired on July 22, 2007.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

This offering raised proceeds of $2,875,000. The Company paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants”) under the same terms and conditions of share purchase warrants. The fair value of the finder’s warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was  effected in January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was effected in January 2007); and (d) 379,516 escrow shares on July 1, 2007. As at September 30, 2007, all shares are released from escrow (December 31, 2006 – 759,030).

The Toronto Stock Exchange has accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. As of September 30, 2007, the Company had acquired 48,000 shares under the Normal Course Issuer Bid.

(b)

Share purchase warrants and broker options

There was no share purchase warrants outstanding as at September 30, 2007.

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2005	4,398,214	$ 1.57	250,000	$ 1.40
Exercised	(2,445,428)	1.52	(250,000)	1.40
Expired	(1,372,286)	1.70	-	-
Outstanding at December 31, 2006	580,500	2.00	-	-
Expired	(580,500)	2.00	-	-
Outstanding at September 30, 2007	-	$ -	-	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2005	987,043
2006 stock-based compensation	1,432,000
Transfer to share capital on exercise of stock options	(769,700)
Balance at December 31, 2006	1,649,343
2007 stock-based compensation	1,401,000
Transfer to share capital on exercise of stock options	(63,750)
Balance at September 30, 2007	$ 2,986,593

(d)

Stock Options

The Company may grant options to its directors, officers, employees and service providers under its stock option plan. The maximum number of common shares reserved for issuance is 15% of the issued and outstanding shares.

In 2007, the Company granted 2,940,000 stock options to its directors, employees and consultants. The Company recorded $1,401,000 of stock based compensation expense in the nine-month period ended September 30, 2007 (2006 - $1,251,000). The stock options granted vest in various increments and have a maximum term of five years. A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	2,197,000	1.67
Exercised	(1,535,799)	0.51
Forfeited	(470,367)	1.34
Expired	(200,000)	2.00
Options outstanding at December 31, 2006	2,945,334	1.61
Granted	2,940,000	1.08
Exercised	(111,166)	0.95
Cancelled	(100,000)	1.91
Forfeited	(632,501)	1.63
Options outstanding at September 30, 2007	5,041,667	$ 1.31

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

The weighted average fair value of options granted by the Company during the period ended September 30, 2007 was $0.80. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $1.06	2,010,000	5.00	$0.79	-	$ -
$1.07 - $1.63	1,201,667	2.88	$1.45	591,666	$1.44
$1.64 - $2.54	1,730,000	3.32	$1.74	1,438,333	$1.71
$2.55	100,000	3.59	$2.55	100,000	$2.55
	5,041,667	3.89	$1.31	2,129,999	$1.67

7.

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Exploration costs	$ 17,812	$ 11,950	$ 57,187	$ 37,355
Management fees	5,625	-	10,313	3,980
Property investigation	4,688	3,850	18,750	12,220
Investor relations	-	3,950	-	7,770
Director's fees	14,000	12,500	49,500	35,000
	$ 42,125	$ 32,250	$ 135,750	$ 96,325

b.

As of September 30, 2007 receivables of $249,083 (December 31, 2006 - $86,238) are due from five companies related by a common director. $124,089 was repaid subsequent to the period end.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

7.

Related Party Transactions (continued)

c.

At September 30, 2007, the Company has a balance of $1,259,219 (December 31, 2006 – $442,404) due from Minco Silver in relation to expenditures on the Fuwan Property, new silver projects’ investigation and shared office expenses. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand. The amount was paid subsequent to the period end.

d.

In 2003, the Company entered into a letter agreement with New Cantech, which is related by one common director. Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 500,000 common shares. As of September 30, 2007, the Company has sold 80,000 common shares in the market, and there were 420,000 common shares in total holding by the Company.

On September 28, 2006, New Cantech notified the Company that it does not want to proceed further with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to the Company all of its rights and interest in and to the BYC Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

8.

Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $2,413,508, as follows:

2007	141,835
2008	300,025
2009	291,555
2010	296,258
2011	311,850
2012	317,048
2013	332,640
2014	337,838
2015	84,459
413,508

The Company has entered into sub-lease agreements for a portion of its leased premises and the office lease payments will be shared with these companies.

(b)

The Company is also conditionally committed to payments of up to $6,879,148 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years
YGM (1)	3,166,770	-	3,166,770
Zhongjia Minco (2)	3,694,565	527,795	3,166,770
Longnan exploration commitment (3)	17,813	17,813
Total	$6,879,148	$545,608	$6,333,540

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(2)

Costs of investment commitments in accordance with the Henan Zhongjia Minco JV Contract dated April 30, 2007;

(3)

Commitment of RMB 135,000 (approximately $17,813) to be paid on Longnan exploration program.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

9.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	September 30	December 31
	2007	2006
Current Assets
Canada	$ 3,238,139	$ 8,658,009
China	5,070,103	3,783,963
	$ 8,308,242	$ 12,441,972

Long-term Assets
Canada	$ 4,662,223	$ 6,513,058
China	808,554	629,498
	$ 5,470,777	$ 7,142,556

Current Liabilities
Canada	$ 305,322	$ 384,481
China	152,352	116,647
	$ 457,674	$ 501,128

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Loss for the period
Canada	$ (1,691,923)	$ (1,143,408)	$ (4,752,838)	$ (2,688,191)
China	(1,188,709)	(1,026,729)	(2,516,025)	(1,407,968)
	$ (2,880,632)	$ (2,170,137)	$ (7,268,863)	$ (4,096,159)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

10.

Financial Instruments

Fair value - The fair values of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into Canadian federal and provincial government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.